Exhibit 3.1

CERTIFICATE OF FORMATION

of

PROSPER FUNDING LLC

This Certificate of Formation of Prosper Funding LLC (the “LLC”) is being executed and filed by Michael S. Himmel, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

1.  The name of the limited liability company is Prosper Funding LLC.

2.  The address of the registered office of the LLC in the State of Delaware is 615 South DuPont Highway, Dover, Delaware, 19901, County of Kent.

3.  The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware, 19901, County of Kent.

4.  This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Prosper Funding LLC as of this 17th day of February, 2012.

/s/ Michael S. Himmel____________
Michael S. Himmel
Authorized Person